                                                                                                                       Bank of America
                                                                                                                       100 North Tryon Street
                                                                                                                       Charlotte, NC 28255
                                                                                                                        Tel 704.386.5000
January 25, 2002

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
eloise.hale@bankofamerica.com

Bank of America prices $ 1.5 billion in 5-year senior notes

CHARLOTTE - Bank of America Corporation today priced a global offering of $1.5 billion in 5-year fixed-rate senior notes for sale in the United States and abroad.

The senior notes have a coupon interest rate of 5.25 percent per annum, payable semi-annually on February 1 and August 1 with the first interest payment on August 1, 2002. The notes mature on February 1, 2007, and normally are not redeemable prior to maturity.

These notes will be sold through underwriters led by Banc of America Securities LLC and include Barclays Capital; Bear, Stearns & Co. Inc.; Credit Suisse First Boston; Goldman, Sachs & Co.; Lehman Brothers; Morgan Stanley Dean Witter; Loop Capital and The Williams Capital Group, L.P. Closing is scheduled for January 31, 2002.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

www.bankofamerica.com/newsroom

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